FS Investment Corporation IV 8-K

Exhibit 4.1

AMENDED AND RESTATED DISTRIBUTION REINVESTMENT PLAN
OF
FS INVESTMENT CORPORATION IV

Effective as of November 29, 2017

FS Investment Corporation IV, a Maryland corporation (the “Corporation”), hereby adopts the following plan (the “Plan”) with respect to cash distributions declared by its board of directors (the “Board of Directors”) on shares of its Class T common stock, $0.001 par value (“Common Stock”):

1. Each stockholder of record may enroll in the Plan by providing the Plan Administrator (as defined below) with written notice, except that a stockholder may only participate in the Plan, and issuances of shares of Common Stock to a stockholder under the Plan may only occur, if the Corporation maintains its registration, or an exemption from registration is available, in the stockholder’s state of residence. In addition, a stockholder’s participation in the Plan may be prevented or limited by restrictions imposed by state authorities or regulators. To enroll in the Plan, such stockholder shall notify DST Systems, Inc., the Plan Administrator and the Corporation’s transfer agent and registrar (collectively the “Plan Administrator”), in writing so that such notice is received by the Plan Administrator no later than the record date fixed by the Board of Directors for the applicable distribution. If a stockholder elects to enroll in the Plan, all distributions thereafter declared by the Board of Directors shall be payable in shares of Common Stock as provided herein, and no action shall be required on such stockholder’s part to receive a distribution in shares of Common Stock. If a stockholder wishes to receive its distributions in cash, no action is required.

2. Subject to applicable legal restrictions and the sole discretion of the Board of Directors, the Corporation intends to authorize and declare regular cash distributions on a monthly basis or on such other date or dates as may be fixed from time to time by the Board of Directors to stockholders of record as of the close of business on the record date for the applicable distribution.

3. The Corporation shall use newly-issued shares of Common Stock to implement the Plan. The number of newly-issued shares of Common Stock to be issued to a stockholder shall be determined by dividing the total dollar amount of the distribution payable to such stockholder by the Issuance Price. The “Issuance Price” shall mean a price per share of Common Stock, determined by the Board of Directors or a committee thereof, in its sole discretion, that is (i) not less than the net asset value per share of Common Stock determined in good faith by the Board of Directors or a committee thereof, in its sole discretion, immediately prior to the payment of the distribution (the “NAV Per Share”) and (ii) not more than 2.5% greater than the NAV Per Share as of such date. There will be no selling commissions, dealer manager fees or other sales charges on shares of Common Stock issued to a stockholder under the Plan. The Corporation shall pay the Plan Administrator’s fees under the Plan.

4. The Plan Administrator may set up one or more accounts for shares of Common Stock acquired pursuant to the Plan for each stockholder who has elected to enroll in the Plan (each a “Participant”). The Plan Administrator may hold each Participant’s shares of Common Stock,together with shares of Common Stock of other Participants, in non-certificated form in the Plan Administrator’s name or that of its nominee. If a Participant’s shares of Common Stock are held by a broker or other financial intermediary, the Participant may “opt in” to the Plan by notifying its broker or other financial intermediary of its election and such election shall become effective upon receipt by the Plan Administrator of appropriate notification from the broker or other financial intermediary.

5. Distributions on fractional shares of Common Stock will be credited to each Participant’s account(s). In the event of termination of a Participant’s account(s) under the Plan, the Plan Administrator will adjust for any such undivided fractional interest in cash at the Issuance Price of shares of Common Stock in effect at the time of termination.

6. Shares of f Common Stock issued pursuant to the Plan will have the same voting rights as shares of Common Stock issued pursuant to the Corporation’s public offering. The Plan Administrator will forward to each Participant any Corporation-related proxy solicitation materials and each Corporation report or other communication to stockholders, and will vote any shares of Common Stock held by it under the Plan in accordance with the instructions set forth on proxies returned by Participants to the Corporation.

7. In the event that the Corporation makes available to its stockholders rights to purchase additional shares of Common Stock or other securities, shares of Common Stock held by the Plan Administrator for each Participant under the Plan will be used in calculating the number of rights to be issued to the Participant. Transaction processing may either be curtailed or suspended until the completion of any stock dividend, stock split or corporate action.

8. The Plan Administrator’s service fee, if any, and expenses for administering the Plan will be paid for by the Corporation. Except as otherwise described herein, there will be no brokerage charges or other charges to stockholders who participate in the Plan.

9. Each Participant may terminate his, her or its enrollment under the Plan by sending written notice to the Plan Administrator at FS Investment Services, c/o DST Systems, Inc., P.O. Box 219095, Kansas City, Missouri 64121-9095, or calling the Plan Administrator’s Interactive Voice Response System at (877) 628-8575. Such termination will be effective immediately if the Participant’s notice is received by the Plan Administrator at least two days prior to any distribution record date; otherwise, such termination will be effective only with respect to any subsequent distribution. The Plan may be terminated by the Corporation upon notice in writing mailed to each Participant at least 30 days prior to any record date for the payment of any distribution by the Corporation. Upon termination, the Plan Administrator will credit the Participant’s account(s) for the full shares of Common Stock held for the Participant under the Plan and a cash adjustment for any fractional shares of Common Stock to be delivered to the Participant without charge to the Participant. If a Participant elects by his, her or its written notice to the Plan Administrator in advance of termination to have the Plan Administrator sell part or all of his, her or its shares of Common Stock and remit the proceeds to the Participant, the Plan Administrator is authorized to deduct a $15 transaction fee plus a $0.10 per share brokerage commission from the proceeds.

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10. These terms and conditions may be amended or supplemented by the Corporation at any time but, except when necessary or appropriate to comply with applicable law or the rules or policies of the Securities and Exchange Commission or any other regulatory authority, only by mailing to each Participant appropriate written notice at least 30 days prior to the effective date thereof. The amendment or supplement shall be deemed to be accepted by each Participant unless, prior to the effective date thereof, the Plan Administrator receives written notice of the termination of his, her or its enrollment under the Plan. Any such amendment may include an appointment by the Plan Administrator in its place and stead of a successor agent under these terms and conditions, with full power and authority to perform all or any of the acts to be performed by the Plan Administrator under these terms and conditions. Upon any such appointment of any agent for the purpose of receiving dividends and distributions, the Corporation will be authorized to pay to such successor agent, for each Participant’s account(s), all dividends and distributions payable on shares of Common Stock held in the Participant’s name or under the Plan for retention or application by such successor agent as provided in these terms and conditions.

11. The Plan Administrator will at all times act in good faith and use its best efforts within reasonable limits to ensure its full and timely performance of all services to be performed by it under the Plan and to comply with applicable law, but assumes no responsibility and shall not be liable for loss or damage due to errors, unless such error is caused by the Plan Administrator’s negligence, bad faith, or willful misconduct or that of its employees or agents.

12. These terms and conditions shall be governed by the laws of the State of Maryland.

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